KKR FINANCIAL CORP. ANNOUNCES APPOINTMENT
OF JEFFREY B. VAN HORN AS CHIEF FINANCIAL OFFICER

SAN FRANCISCO, May 11, 2006 — KKR Financial Corp. (NYSE:  KFN) today announced the appointment of Jeffrey B. Van Horn as chief financial officer of the Company. Prior to today’s appointment, David Netjes served as chief financial officer and chief operating officer. After this appointment, Mr. Netjes will continue as chief operating officer.

Most recently, Mr. Van Horn has served as the chief tax and regulatory officer for the Company’s manager, KKR Financial Advisors LLC. With this appointment, Mr. Van Horn will add the position of chief financial officer of the Company. Prior to joining the Company’s manager in October 2004, Mr. Van Horn worked in various finance positions, including as senior vice president of investments of AvalonBay Communities, Inc. and as chief financial officer of its predecessor, Bay Apartment Communities, Inc. Prior to that, Mr. Van Horn was a tax partner with Arthur Andersen LLP, serving clients in the real estate, leasing, reverse mortgage, private equity, and REIT industries. While at Arthur Andersen, Mr. Van Horn was a member of the firm-wide REIT and partnership tax specialty teams. Mr. Van Horn is a Certified Public Accountant.

“Jeff’s extensive tax and capital markets expertise, coupled with his experience as chief financial officer of Bay Apartment Communities and as a partner with Arthur Andersen, will make him a key member of the executive management team that is shaping the next chapter of KFN,” noted Saturnino Fanlo, president and chief executive officer of the Company.

“The continued execution of our strategic plan requires that David devote more time to investment selection and operational growth and the appointment of Jeff as chief financial officer will allow David more time to focus on these initiatives,” noted Mr. Fanlo.

“Jeff is well qualified to be chief financial officer of KFN given his professional experience and his involvement with KFN in critical finance, tax, and regulatory related matters since October 2004,” noted Mr. Netjes.

KKR Financial Corp. is a specialty finance company that invests in multiple asset classes and uses leverage to generate competitive leveraged risk-adjusted returns. The Company currently makes investments in the following asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; (iv) asset-backed securities; and (v) marketable and non-marketable equity securities. The Company also makes opportunistic investments in other asset classes from time to time. The Company was organized as a Maryland corporation on July 7, 2004, and commenced operations on August 12, 2004. The Company is structured as a real estate investment trust and KKR Financial Advisors LLC manages the Company pursuant to a management agreement. KKR Financial Corp. and KKR Financial Advisors LLC are affiliates of Kohlberg Kravis Roberts & Co. L.P.

Contacts

Investors	Media
Laurie Poggi	Roanne Kulakoff or Joseph Kuo
KKR Financial LLC	Kekst and Company
415-315-3718	212-521-4837/4863

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